Exhibit 5

November 16, 2005

Consolidated Edison Company of New York, Inc.

4 Irving Place

New York, New York 10003

Re:	Securities Registered Under the Securities Act of 1933

Ladies and Gentlemen:

I am the Vice President of Legal Services at Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). I and other members of Con Edison of New York’s Law Department have represented Con Edison of New York in connection with the issuance and sale of $350 million aggregate principal amount of Con Edison of New York’s 5.375% Debentures, Series 2005 C (the “Debentures”). The Debentures were registered under the Securities Act of 1933, as amended, pursuant to Registration Statements on Form S-3 (Nos. 333-123780 and 333-114393, the “Registration Statements”). The Securities are to be issued under the Indenture, dated as of December 1, 1990, between Con Edison of New York and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 and a Second Supplemental Indenture, dated as of June 23, 2005 (the Indenture, as so amended and supplemented, is herein referred to as the “Indenture”).

I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison of New York; (b) the Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison of New York.

It is my opinion that the Debentures are the legal, valid and binding obligations of Con Edison of New York in accordance with their terms.

I consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statements. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Peter A. Irwin
Peter A. Irwin